UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

AMENDMENT NO. 1

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2025

KOHL’S CORPORATION

(Exact name of registrant as specified in its charter)

Wisconsin	001-11084	39-1630919
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

N56 W17000 Ridgewood Dr. Menomonee Falls, WI	53051
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (262) 703-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.01 par value	KSS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE

This Form 8-K/A amends and supplements the Form 8-K filed by Kohl’s Corporation (the “Company”) with the U.S. Securities and Exchange Commission on May 1, 2025 (the “Original 8-K”) to provide a description of the compensation arrangements between the Company and Michael J. Bender in connection with Mr. Bender’s appointment as the Company’s Interim Chief Executive Officer effective April 30, 2025. At the time of the filing of the Original 8-K, these compensation arrangements had yet to be definitively determined.

The other disclosures contained under Items 2.02, 5.02, 7.01, and 9.01 of the Original 8-K are not amended hereby.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 16, 2025, the Board of Directors (the “Board”) of the Company and the Compensation Committee of the Board approved the compensation arrangements in connection with Mr. Bender’s appointment as the Company’s Interim Chief Executive Officer. In connection with his appointment and employment as Interim Chief Executive Officer, Mr. Bender and the Company entered into a Letter Agreement and a Restricted Stock Unit Agreement, each dated May 16, 2025 and attached hereto as Exhibits 10.1 and 10.2, respectively. Mr. Bender will receive the following compensation and benefits in consideration of his employment as Interim Chief Executive Officer:

(a)

Salary. From April 30, 2025 and until a successor CEO is appointed or Mr. Bender’s employment otherwise terminates (the “Interim CEO Service Period”), Mr. Bender will receive a base salary at the annualized rate of $1,475,000, less applicable deductions and withholdings in accordance with the Company’s normal payroll practices.

(b)

Annual Cash Incentive. During the Interim CEO Service Period, Mr. Bender will be eligible to participate in the Company’s Annual Incentive Plan, with a target award of 175% of his base salary and an annual cash incentive opportunity ranging from 0-200% of the target award. The cash incentive earned will be prorated based on the number of days Mr. Bender serves as Interim Chief Executive Officer during the applicable fiscal year. Mr. Bender will be eligible to receive a prorated annual cash incentive even if his employment terminates prior to the end of the applicable fiscal year, provided his employment is not terminated as a result of his voluntary resignation or for Cause (as such term is defined in the Letter Agreement).

(c)

Equity Award. Subject to the terms and conditions of the Restricted Stock Unit Agreement, Mr. Bender received a one-time award of restricted stock units (“RSUs”) valued at $3,775,000 on the grant date of May 16, 2025 (the “Grant Date”). The number of RSUs awarded was based on the closing share price of the Company’s common stock on the Grant Date. While 100% of the RSUs will vest on the first anniversary of the Grant Date (the “Vesting Date”), in the event Mr. Bender’s employment terminates before the Vesting Date, for reasons other than Cause or as a result of his resignation, Mr. Bender will be entitled to receive a prorated number of RSUs based on the number of days Mr. Bender served in the Interim Chief Executive Officer role, settled in shares of the Company’s common stock at the times set forth in the Restricted Stock Unit Agreement.

(d)

Perquisites. As detailed in the Letter Agreement, Mr. Bender is eligible to receive certain perquisites, consistent with those typically provided by the Company to senior executives. These perquisites include, but are not limited to, use of the company aircraft, reimbursement of certain expenses related to financial and tax advisory services, and a stipend intended to offset personal commuting expenses incurred when working at the Company’s corporate offices. The value of the personal use of the Company-owned or chartered aircraft benefit is limited to a maximum of $135,000 per year.

(e)

Other Benefits. Mr. Bender will be eligible to participate in the Company’s health, welfare, retirement savings, and other benefit plans that the Company may establish from time to time for senior executives.

The foregoing description of the Letter Agreement and the Restricted Stock Unit Agreement does not purport to be complete and is qualified in its entirety by reference to such agreements, copies of which are attached as exhibits to this filing and incorporated herein by reference.

While Mr. Bender is serving as the Company’s Interim Chief Executive Officer, he will not receive separate compensation for his service as a director of the Company, provided, however, that following his service as Interim Chief Executive Officer and subject to his continued service as a director of the Company, he will again be eligible to receive such compensation.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Letter Agreement between Michael J. Bender and Kohl’s, Inc. dated May 16, 2025

10.2	Restricted Stock Unit Agreement between Michael J. Bender and Kohl’s Corporation dated May 16, 2025

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 20, 2025	KOHL’S CORPORATION

	By:	/s/ Jennifer Kent
Jennifer Kent
Senior Executive Vice President,
Chief Legal Officer and Corporate Secretary